Solstice Advanced Materials Reports Third Quarter 2025 Results
•Net Sales of $969 million up 7% YoY reflecting growth in Refrigerants, Electronic Materials, and Safety & Defense Solutions
•Net Loss attributable to Solstice Advanced Materials of $35 million; includes impact of costs related to spin-off from Honeywell
•Adjusted Standalone EBITDA (estimate)1 of $235 million, with Adjusted Standalone EBITDA Margin (estimate)1 of 24.3%
•Company reaffirms Full-Year 2025 Guidance; expects $3.75-$3.85 billion in Net Sales and ~25% Adjusted Standalone EBITDA Margin (estimate)1
MORRIS PLAINS, N.J., November 6, 2025 – Solstice Advanced Materials Inc. (Nasdaq: SOLS) (“Solstice” or “the Company”), a global specialty chemicals and advanced materials company with leading positions in refrigerants, semiconductor materials, protective fibers, and healthcare packaging, today reported financial results for the third quarter of 2025.
“I am excited to report Solstice’s third quarter results, marking our first earnings announcement following our spin-off from Honeywell on October 30,” said David Sewell, President and Chief Executive Officer. “Our performance in the third quarter builds on a foundation of growth and reflects the team’s strong execution throughout the business as we prepared to transition to being an independent entity. We continue to see robust demand, especially in Refrigerants, Electronic Materials, and Safety & Defense Solutions, and were pleased to see the order backlog for Alternative Energy Services accelerate on the back of favorable domestic industry dynamics. Despite certain transitory costs that were expected, and a negative impact from Refrigerants mix during the quarter due to the ongoing regulatory transition, we continue to see healthy margins. With a strong balance sheet and a robust liquidity profile, we believe we are well-positioned to execute our strategy and unleash our full growth potential as an independent company.”

Consolidated Financial Highlights	For The Three Months Ended September 30,
(Dollars in millions)	2025	2024	% Change
Net Sales	$969	$907	7%
Net (Loss) Income attributable to Solstice	$(35)	$152	(123)%
Adjusted Standalone EBITDA (estimate)[1]	$235	$246	(5)%
Adjusted Standalone EBITDA Margin (estimate)[1]	24.3%	27.1%	(290) bps
Net Sales in the third quarter of 2025 were $969 million, a 7% increase compared to the third quarter of 2024, reflecting a 9% increase in Net Sales in the Refrigerants & Applied Solutions segment and a 2% increase in Net Sales in the Electronic & Specialty Materials segment. Organic Net Sales1 increased by 5% in the third quarter driven by volume growth and favorable pricing in Refrigerants, partially offset by lower volumes in Healthcare Packaging.
Net Loss attributable to Solstice in the third quarter of 2025 was $35 million, compared to Net Income attributable to Solstice of $152 million in the third quarter of 2024, which includes the impact of higher income tax expense driven by frictional taxes associated with the Company’s spin-off from Honeywell. Adjusted Standalone EBITDA (estimate)1 for the third quarter of 2025 was $235 million, a decrease of 5% compared to the third quarter of 2024. Adjusted Standalone EBITDA Margin (estimate)1 for the third quarter of 2025 decreased 290 basis points to 24.3%. The decline was primarily driven by unfavorable product mix in Refrigerants and anticipated transitory cost items, which more than offset the volume growth, favorable pricing, and favorable currency translation underlying strong top line growth.
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Financial Measures" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of historical non-GAAP measures and ratios to the most directly comparable GAAP measure.

Financial Position
Capital Expenditures for the nine months ended September 30, 2025 were $248 million, a 23% increase compared to the prior-year period due to planned increases in capital spending to drive long-term growth as outlined at the Company’s recent Investor Day.
Adjusted Standalone EBITDA (estimate) - capex1 for the nine months ended September 30, 2025 was $520 million, a 7% decrease compared to the prior-year period. The decrease in Adjusted Standalone EBITDA (estimate) - capex1 was primarily driven by the increase in Capital Expenditures, partially offset by the increase in Adjusted Standalone EBITDA (estimate)1.
Following the execution of the spin-off, the Company’s Total Long-Term Debt was $2.0 billion and Cash and Cash Equivalents were approximately $450 million. As a result, the Company estimates its Net Leverage ratio was approximately 1.5x based on a trailing twelve-month Adjusted Standalone EBITDA (estimate)1. Total liquidity was approximately $1.5 billion, including Cash and Cash Equivalents and $1.0 billion of availability through the Company’s revolving credit facility.
Segment Highlights
Refrigerants & Applied Solutions (RAS)

	For The Three Months Ended September 30,
(Dollars in millions)	2025	2024	% Change
Net Sales
Refrigerants	$400	$328	22%
Building Solutions & Intermediates	175	181	(3)%
Alternative Energy Services	63	64	(2)%
Healthcare Packaging	49	57	(14)%
RAS Segment Net Sales	$687	$630	9%
RAS Segment Adjusted EBITDA	$243	$250	(3)%
RAS Segment Adjusted EBITDA Margin	35.4%	39.7%	(431) bps
Net Sales for the Refrigerants & Applied Solutions segment were $687 million in the third quarter of 2025, up 9% compared to the third quarter of 2024. Net Sales in Refrigerants increased 22% in the third quarter of 2025 compared to the third quarter of 2024, reflecting favorable pricing and volume growth due to strong demand. This increase was partially offset by a 14% decline in Net Sales in Healthcare Packaging driven by lower volumes. During the third quarter, the Alternative Energy Services backlog increased $0.2 billion, or 12%, to $2.2 billion as of September 30, 2025.
Segment Adjusted EBITDA for the Refrigerants & Applied Solutions segment decreased 3% in the third quarter of 2025 compared to the third quarter of 2024. Segment Adjusted EBITDA Margin for the segment decreased 431 basis points compared to the third quarter of 2024. The decrease was primarily driven by stationary refrigerants product mix as a result of the ongoing transition to low global warming potential refrigerants. This decrease was partially offset by volume growth and favorable pricing.
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Financial Measures" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of historical non-GAAP measures and ratios to the most directly comparable GAAP measure.

Electronic & Specialty Materials (ESM)

	For The Three Months Ended September 30,
(Dollars in millions)	2025	2024	% Change
Net Sales
Research & Performance Chemicals	$126	$128	(2)%
Electronic Materials	103	99	4%
Safety & Defense Solutions	53	50	6%
ESM Segment Net Sales	$282	$277	2%
ESM Segment Adjusted EBITDA	$47	$55	(15)%
ESM Segment Adjusted EBITDA Margin	16.7%	19.9%	(319) bps
Net Sales for the Electronic & Specialty Materials segment were $282 million in the third quarter of 2025, up 2% compared to the third quarter of 2024. Growth was primarily driven by a 6% increase in Safety & Defense Solutions and a 4% increase in Electronic Materials attributable to volume growth in both businesses as well as favorable foreign currency translation. This increase was partially offset by a 2% decline in Research & Performance Chemicals due to lower volumes more than offsetting favorable pricing.
Segment Adjusted EBITDA for the Electronic & Specialty Materials segment decreased 15% in the third quarter of 2025 compared to the third quarter of 2024. Segment Adjusted EBITDA Margin for the segment decreased 319 basis points compared to the third quarter of 2024. The decrease was primarily driven by anticipated transitory cost items.
Corporate Expenses
Corporate Expenses totaled $54 million in the third quarter of 2025, compared to $33 million in the third quarter of 2024. The change primarily reflects increased costs associated with the Company’s transition to operating on a standalone basis, including for personnel in a number of Corporate functions. This increase is directly correlated with a corresponding decrease in estimated incremental ongoing standalone costs to be incurred.
Income Tax Expense
Income Tax Expense was $182 million, an increase of $133 million compared to the third quarter of 2024 due to frictional taxes associated with the Company’s separation from Honeywell.

2025 Financial Outlook
Solstice is reaffirming its full-year 2025 financial guidance as outlined at the Company’s recent Investor Day.
For full-year 2025, Solstice expects the following:
•Net Sales between $3.75 billion and $3.85 billion;
•Adjusted Standalone EBITDA Margin (estimate)1 of approximately 25%; and
•Capital Expenditures between $365 million and $415 million.
“Driven by strong demand and bolstered by our operational excellence, we are on track to deliver on our full-year commitments,” said David Sewell, President and Chief Executive Officer. “We look forward to driving long-term value for all our stakeholders as we focus on our attractive end markets, grow our industry-leading technology platforms, and execute on our strategy as an independent company.”
Other than with respect to GAAP revenues and Capital Expenditures, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted Standalone EBITDA (estimate) (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as repositioning charges, impairment charges, and litigation and other matters) used to calculate projected net income (loss) vary based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted Standalone EBITDA (estimate) (non-GAAP). These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-Looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.
1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the "Non-GAAP Financial Measures" section of this news release. Please also refer to tables at the end of this news release for a reconciliation of historical non-GAAP measures and ratios to the most directly comparable GAAP measure.

Conference Call Details
Solstice will discuss its third quarter results during an investor conference call starting at 8:30 a.m. Eastern Time today. A live webcast of the investor call as well as related presentation materials will be available on the Investor Relations section of the Company’s website, investor.solstice.com. The teleconference can be accessed by dialing 877-407-8029 (North America toll-free) or +1 201-689-8029 (international).
A replay of the webcast will be available shortly after the call concludes and will be available for 30 days following the presentation.
About Solstice Advanced Materials
Solstice Advanced Materials is a leading global specialty materials company that advances science for smarter outcomes. Solstice offers high-performance solutions that enable critical industries and applications, including refrigerants, semiconductor manufacturing, data center cooling, nuclear power, protective fibers, healthcare packaging and more. Solstice is recognized for developing next-generation materials through some of the industry's most renowned brands such as Solstice®, Genetron®, Aclar®, Spectra®, Fluka™ and Hydranal™. Partnering with over 3,000 customers across more than 120 countries and territories and supported by a robust portfolio of over 5,700 patents, Solstice’s approximately 4,000 employees worldwide drive innovation in materials science. For more information, visit www.Solstice.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results, [including our transition into a stand-alone, publicly traded company (including expectations regarding incremental standalone costs) and expectations regarding demand for our products and services]. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this news release are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to: our lack of operating history as an independent, publicly traded company and unreliability of historical combined financial information as an indicator of our future results; our ability to successfully develop new technologies and introduce new products; changes in the price and availability of raw materials that we use to produce our products; our ability to comply with complex government regulations and the impact of changes in such regulations; global climate change and related regulations and changes in customer demand; the public and political perceptions of nuclear energy and radioactive materials; economic, political, regulatory, foreign exchange and other risks of international operations; the impact of tariffs or other restrictions on foreign imports; our ability to borrow funds and access capital markets and any limitations in the terms of our indebtedness; our ability to compete successfully in the markets in which we operate; the effect on our revenue and cash flow from seasonal fluctuations and cyclical market conditions; concentrations of our credit, counterparty and market risk; our ability to successfully execute or effectively integrate acquisitions; our joint ventures and strategic co-development partnerships; our ability to recruit and retain qualified personnel; potential material environmental liabilities; the hazardous nature of chemical manufacturing; decommissioning and remediation expenses and regulatory requirements; potential material litigation matters, including disputes related to our spin-off from Honeywell; the impact of potential cybersecurity attacks, data privacy breaches and other operational disruptions; increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to environmental, social and governance matters; failure to maintain, protect and enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, or competitors developing similar or superior intellectual property or technology; unforeseen U.S. federal income tax and foreign tax liabilities and our ability to achieve anticipated tax treatments in connection with our spin-off; U.S. federal income tax reform; our ability to operate as an independent, publicly traded company without certain benefits available to us as a part of Honeywell, including managing increased costs following the spin-off; our ability to achieve some or all of the benefits that we expect to achieve from the spin-off; our inability to maintain intellectual property agreements; timing, declaration, amount and payment of our dividend program; potential cash contributions to benefit pension plans; and our ability to maintain proper and effective internal controls.
These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our final Information Statement, dated as of October 17, 2025, attached as exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on October 17, 2025, as may be updated from time to time in our SEC filings. These risks could cause actual results to differ materially from those implied by forward-looking statements in this news release. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this news release, those results or developments may not be indicative of results or developments in subsequent periods.

Contacts:
Investor Relations	Media
Mike Leithead	Amy Schneiderman
(973) 370-8188	(201) 218-2302
Michael.Leithead@solstice.com	Amy.Schneiderman@teneo.com

SOLSTICE ADVANCED MATERIALS INC.
COMBINED STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2025	2024	2025	2024
Product sales[1]	$905	$843	$2,687	$2,621
Service sales[2]	64	64	212	236
Net sales	969	907	2,899	2,857
Costs, expenses and other
Cost of products sold[3]	613	528	1,745	1,674
Cost of services sold	46	47	162	182
Total cost of products and services sold	659	575	1,907	1,856
Research and development expenses	26	21	70	62
Selling, general and administrative expenses	113	107	309	303
Transaction-related costs	32	3	90	6
Other expense (income)	(36)	1	(43)	(2)
Interest and other financial charges	2	3	5	11
Total costs, expenses and other	796	710	2,338	2,236
Income before taxes	173	197	561	621
Income tax expense	182	49	330	150
Net (loss) income	(9)	148	231	471
Less: Net income (loss) attributable to noncontrolling interest	26	(4)	35	10
Net (loss) income attributable to Solstice Advanced Materials	$(35)	$152	$196	$461
__________________
1.Product sales include related party product sales of $22 million and $31 million for the three months and $60 million and $65 million, for the nine months ended September 30, 2025 and 2024, respectively.
2.Service sales include related party service sales of $0 million for the three months and $0 million and $29 million, for the nine months ended September 30, 2025 and 2024, respectively.
3.Cost of products sold include related party cost of products sold of $6 million and $2 million for the three months and $14 million and $13 million, for the nine months ended September 30, 2025 and 2024, respectively.

SOLSTICE ADVANCED MATERIALS INC.
COMBINED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	As of
	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$417	$661
Accounts receivable, less allowances of $6 and $7, respectively[1]	635	569
Inventories	732	558
Other current assets	94	73
Total current assets	1,878	1,861
Property, plant and equipment – net	1,947	1,746
Goodwill	820	806
Intangible assets – net	39	35
Deferred income taxes	2	3
Product loans receivable[2]	274	264
Investments	159	147
Other assets[3]	128	142
Total assets	$5,247	$5,004
LIABILITIES
Current liabilities:
Accounts payable[4]	$872	$778
Finance lease liability, current	13	22
Accrued liabilities[5]	341	283
Total current liabilities	1,226	1,083
Deferred income taxes	174	179
Product loans payable	311	293
Finance lease liability, non-current	108	37
Other noncurrent liabilities	247	230
Total liabilities	2,066	1,822
Commitments and contingencies

EQUITY
Net Parent investment	3,420	3,471
Accumulated other comprehensive loss	(192)	(213)
Total Net Parent investment	3,228	3,258
Noncontrolling interest	(47)	(76)
Total equity	3,181	3,182
Total liabilities and equity	$5,247	$5,004
__________________
1.Accounts receivable include related party receivables of $31 million and $40 million, as of September 30, 2025 and December 31, 2024, respectively.
2.Product loans receivable include related party loans receivables of $162 million and $156 million as of September 30, 2025 and December 31, 2024, respectively.
3.Other assets include related party long-term receivables of $0 million and $7 million as of September 30, 2025 and December 31, 2024, respectively.
4.Accounts payable include related party accounts payables of $3 million and $3 million as of September 30, 2025 and December 31, 2024, respectively.
5.Accrued liabilities include related party payables of $66 million and $60 million as of September 30, 2025 and December 31, 2024, respectively.

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. These include (1) Organic sales percentage, (2) Adjusted EBITDA, (3) Adjusted EBITDA Margin, (4) Adjusted Standalone EBITDA (estimate), (5) Adjusted Standalone EBITDA margin (estimate), (6) Adjusted Standalone EBITDA (estimate) - capex, (7) Cash conversion, (8) Net debt, (9) Total leverage ratio, and (10) Net leverage ratio.
Below are definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes these non-GAAP financial measures provide investors with a meaningful measure of its performance period to period, align the measures to how management evaluates performance internally, and make it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most directly comparable U.S. GAAP measure. The non-GAAP financial measures we use are as follows:
•Organic sales percentage: The Company defines organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
•Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Standalone EBITDA (estimate), and Adjusted Standalone EBITDA margin (estimate): The Company defines Adjusted EBITDA as net income excluding income taxes, depreciation, amortization, interest and other financial charges, other expense, stock compensation expense, pension and other postretirement income (expense), transaction-related costs, repositioning charges, asset retirement obligation accretion, and certain other items that are otherwise of an unusual or non-recurring nature (including but not limited to impairment charges, litigation and insurance settlements, and gains and losses on disposal of assets). The Company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by Net sales. The Company defines Adjusted Standalone EBITDA (estimate) as Adjusted EBITDA less estimated recurring and ongoing costs required to operate a new independent public company, and autonomous entity adjustments as well as adjustments for certain other employee compensation expense for employees that have historically been shared with other Honeywell businesses and were transferred to the Company in connection with the spin-off. The Company defines Adjusted Standalone EBITDA Margin (estimate) as Adjusted Standalone EBITDA (estimate) divided by Net sales. We believe these measures are useful to investors as they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as understanding ongoing operating trends.
•Adjusted Standalone EBITDA (estimate) – capex, and Cash Conversion: The Company defines Adjusted Standalone EBITDA (estimate) - capex as Adjusted Standalone EBITDA (estimate) less capital expenditures. The Company defines cash conversion as Adjusted Standalone EBITDA (estimate) - capex divided by Adjusted Standalone EBITDA (estimate). We believe these measures are useful to investors and management as a measure of cash generated by operations that can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.
•Net debt, total leverage ratio and net leverage ratio: The Company defines net debt as total debt less cash. The Company defines total leverage ratio as total debt divided by Adjusted EBITDA. The Company defines net leverage ratio as net debt divided by Adjusted EBITDA. For purposes of showing total leverage ratio and net leverage ratio as expected, we use LTM Adjusted Standalone EBITDA (estimate) instead of Adjusted EBITDA. We believe these measures are useful to investors and management in understanding our overall financial condition.

Organic Sales Percentage

	For The Three Months Ended September 30,	For The Nine Months Ended September 30,
	2025 vs 2024	2025 vs 2024
Total % change in net sales	7%	1%
Less: Foreign currency translation	2%	—%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales percentage	5%	1%

Adjusted EBITDA, Adjusted Standalone EBITDA (estimate), Adjusted EBITDA margin and Adjusted Standalone EBITDA margin (estimate)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,		For The LTM(1) Ended September 30,
(Dollars in millions)	2025	2024	2025	2024	2025
Net (loss) income attributable to Solstice Advanced Materials (GAAP)	$(35)	$152	$196	$461	$329
Net income (loss) attributable to noncontrolling interest	26	(4)	35	10	35
Net (loss) income (GAAP)	$(9)	$148	$231	$471	$364
Depreciation	46	42	151	126	200
Amortization	4	7	15	35	22
Interest and other financial charges	2	3	5	11	8
Other adjustments(2)	(29)	16	(30)	25	(26)
Stock compensation expense	8	4	19	13	23
Transaction-related costs	32	3	90	6	109
Income tax expense	182	49	330	150	372
Adjusted EBITDA (Non-GAAP)	$236	$272	$811	$837	$1,072
Less - Standalone adjustments	(1)	(26)	(43)	(77)	(69)
Adjusted Standalone EBITDA (estimate) (Non-GAAP)	$235	$246	$768	$760	$1,003

Net Sales	$969	$907	$2,899	$2,857	$3,812
Adjusted EBITDA margin (Non-GAAP)	24.4%	30.0%	28.0%	29.3%	28.1%
Adjusted Standalone EBITDA Margin (estimate) (Non-GAAP)	24.3%	27.1%	26.5%	26.6%	26.3%
_________________
1.LTM stands for “last twelve months.”
2.Other adjustments primarily consisted of gains and losses from foreign currency, environmental reserves, asset retirement obligations, pensions expenses, and certain legal costs, net of recoveries.

Adjusted Standalone EBITDA (estimate) – capex and Cash Conversion

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,		For The LTM Ended September 30,
(Dollars in millions)	2025	2024	2025	2024	2025
Adjusted Standalone EBITDA (estimate) (Non-GAAP)	$235	$246	$768	$760	$1,003
Less - capex	(110)	(70)	(248)	(201)	(340)
Adjusted Standalone EBITDA (estimate) - capex (Non-GAAP)	$125	$176	$520	$559	$663
Cash conversion (Non-GAAP)	53.2%	71.5%	67.7%	73.6%	66.1%
Net debt, total leverage ratio and net leverage ratio as of October 30, 2025

(Dollars in millions)
Debt
Term Loan B due 2032	$1,000
Unsecured Senior Notes due 2033	1,000
Total Debt	$2,000
Less: Cash and Cash Equivalents (estimate)	450
Net Debt (Non-GAAP)	$1,550

LTM 9/30/2025 Adjusted Standalone EBITDA (estimate) (Non-GAAP)	$1,003

Total Leverage Ratio (Non-GAAP)	2.0	x
Net Leverage Ratio (Non-GAAP)	1.5	x
Reconciliation of Segment Adjusted EBITDA to Adjusted Standalone EBITDA (estimate)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
(Dollars in millions)	2025	2024	2025	2024
RAS Segment Adjusted EBITDA	$243	$250	$791	$806
ESM Segment Adjusted EBITDA	47	55	152	144
Segment Adjusted EBITDA	$290	$305	$943	$950
Less:
Corporate and All Other	(54)	(33)	(132)	(113)
Standalone Adjustments	(1)	(26)	(43)	(77)
Adjusted Standalone EBITDA (estimate)	$235	$246	$768	$760